EXHIBIT 99.1

KBR Announces Fourth Quarter and Fiscal 2020 Financial Results; Provides 2021 Guidance
Accelerated Earnings Growth and Value Creation Expected Following Strategic Steps Taken in 2020

4th Quarter 2020 Highlights
•Completed strategic acquisition of Centauri, accelerating KBR into national security missions at scale in growing areas including space, intelligence, cyber solutions and emerging technologies such as directed energy and missile defense
•Established a goal of net-zero carbon emissions by 2030, linked achievement of environmental, social and governance goals to executive compensation, and announced that KBR achieved carbon neutrality in 2019

Fiscal 2020 Highlights
•Delivered $5.8 billion of revenue, $57 million of Operating Income, $478 million of Adjusted EBITDA, $367 million of Operating Cash Flow and $290 million of Adjusted Operating Cash Flow
•Posted double-digit revenue growth in Defense & Intel and Science & Space businesses
•Achieved book-to-bill, excluding PFIs, of 1.2x in Government Solutions and 1.4x in Sustainable Technology Solutions
•Positioned Sustainable Technology Solutions for growth in attractive areas such as energy transition, digital operating solutions and circular economy technologies

HOUSTON, Texas - February 22, 2021 - KBR, Inc. (NYSE: KBR) today announced its fourth quarter and fiscal 2020 financial results and provided 2021 guidance.
Stuart Bradie, President and CEO of KBR, said, “2020 was a year of significant achievement for KBR, as we successfully advanced our long-term vision. We accelerated growth into attractive markets with the Centauri acquisition, strategically focused our commercial portfolio toward clean, sustainable solutions, and significantly advanced our corporate ESG and sustainability strategy, committing to net-zero carbon emissions by 2030 and achieving carbon neutrality in 2019. Throughout the year, our team of teams delivered outstanding safety and operational performance, generated healthy profit and superb cash flow, drove innovation with technology advances and expanded our footprint through new program wins. Our progress is underscored by the strong book-to-bill achieved by our Government and Sustainable Tech businesses that underpins the 2021 guidance we are announcing today. Looking ahead, I am confident KBR is well-positioned to continue driving growth and value for our stakeholders, and I would like to thank our 29,000 people for their perseverance, agility and teamwork through an unusual year.”

Summarized Fiscal 2020 and Fourth Quarter 2020 Financial Results

	Three Months Ended December 31,		Year Ended December 31,
Dollars in millions, except share data	2020	2019	2020	2019

Revenues	$1,466	$1,452	$5,767	$5,639
Operating income	$45	$88	$57	$362
Adjusted EBITDA[1]	$135	$117	$478	$471

Earnings (loss) per share:
Diluted earnings (loss) per share	$0.13	$0.40	$(0.51)	$1.41
Adjusted EPS[1]	$0.51	$0.46	$1.73	$1.69

Operating cash flows:
GAAP operating cash flows	$122	$57	$367	$256
Adjusted operating cash flow[1]	$21	$57	$290	$256
_________
[1] See additional information at the end of this release regarding non-GAAP financial measures.

In 2021, KBR updated the names of its businesses as follows:

•Government Solutions includes the following four business units: Defense & Intel, formerly the Defense Systems Engineering and Centauri businesses; Science & Space, formerly called Space & Mission Solutions; Readiness & Sustainment, formerly called Logistics; and International.
•Sustainable Technology Solutions, formerly called Technology Solutions, to better reflect our business portfolio of advanced technology and solutions that enable customers to achieve their important sustainability objectives.

Key Financial Highlights:

•Revenue of $5.8 billion increased $128 million from the prior year, as follows:
◦New program wins, on-contract expansion and acquisitive growth, including approximately $100 million, or 12%, growth in Science & Space; approximately $175 million, or 23%, growth in Defense and Intel (7% organic); and approximately $50 million growth in sustaining programs in Readiness & Sustainment;
◦Energy Solutions revenue volume increased $187 million primarily attributable to the completion of projects in backlog;
◦These revenue increases were partially offset by approximately $150 million of revenue associated with Tyndall Air Force Base disaster recovery work performed in 2019 that did not recur in 2020, reduced volume in KBR's Middle East contingency work of approximately $150 million, reduced volume in the heritage Technology business of approximately $70 million primarily attributable to a higher mix of proprietary equipment deliveries in 2019 that did not recur in 2020, and reduced activity in the international government business of approximately $25 million.
•Selling, general and administrative expenses of $335 million declined $6 million compared to 2019, principally due to reductions associated with corporate cost control measures and travel restrictions related to COVID-19. These reductions were partially offset by increases in Government Solutions, including increased amortization attributable to our acquisition of Centauri, increased bid and proposal cost and favorable variances in 2019 that did not recur in 2020.
•Adjusted EBITDA of $478 million increased 2% from the prior year principally due to revenue growth.
•Interest expense of $83 million decreased $16 million compared to 2019 principally due to lower outstanding borrowings under KBR's Senior Credit Facility during the majority of 2020 as well as lower weighted-average interest rates resulting from the favorable refinancing of KBR's Senior Credit Facility in early 2020 and reduced market interest rates.
•Restructuring and impairment charges totaled $313 million and were primarily non-cash, were associated with KBR's exit from commoditized services in its Energy Solutions business, and were related to lease abandonment, goodwill and asset impairments, and overhead reductions.
•Effective tax rate was 25%.

Recent Developments and New Business
•FY 2020 book-to-bill for Government Solutions was 1.2x, excluding privately financed initiatives, and was 1.4x for Sustainable Technology Solutions.
•Expanded footprint through new project/program wins, including a five year $539 million ceiling contract to provide high-end technical services for rapid prototyping and fielding of systems for the U.S. Air Force; over $900 million in IDIQ tasking through our IAC-MAC contract balanced nicely across the Army, Air Force and Navy; and an eight-year $974 million ceiling contract to provide sustaining services to support U.S. Air Force operations in Europe.
•Delivered a 95% recompete win rate in the U.S. Government Solutions business that included a $400 million NASA award to provide intelligent systems research and a $300 million U.S. Geological Survey award to perform satellite systems engineering, software development, cybersecurity, data storage, program management, network engineering, satellite data acquisition, and scientific research and application development for remote sensing data.
•Continued track record of innovation, bringing new technologies to market, including:
◦Entered into an agreement with Mura Technology to be the exclusive licensor of Cat-HTRTM, an innovative, disruptive mixed plastics recycling technology that processes all types of plastic including many that are currently considered unrecyclable; and

◦Entered into an agreement with Johnson Matthey to license a groundbreaking ammonia-methanol co-production process that combines KBR and Johnson Matthey market-leading ammonia and methanol technologies to enable superior end-product flexibility for our clients.
•Numerous engagements to consult, advise and deliver technology and professional services in the area of energy transition, hydrogen future and circular economy, including multiple engagements with various governments and companies to advise on climate change and transition to a hydrogen future; a five-year master services contract to provide engineering services for a client's global carbon recycling technology projects; and a technology package, including license, basic engineering, proprietary equipment and catalyst, for a zero CO2 emissions, commercial-scale ammonia facility.

Capital Deployment
KBR continues to employ a balanced approach to capital allocation, which includes investments that facilitate sustainable, long-term growth and prudent return of capital to shareholders. KBR's financial strength positioned the company to complete the strategic acquisition of Centauri on October 1, 2020, repurchase approximately $50 million of its common stock in 2020, and increase its quarterly dividend to $0.10 per share, a 25% increase over 2019 levels.

FY 2021 Guidance
KBR expects its 2021 financial results to be as follows:
•Consolidated Revenue: $5.8 billion to $6.2 billion
•Adjusted EBITDA Margin: ~9%
•Effective Tax Rate: 25% to 26%
•Earnings per Share (EPS): $1.39 to $1.59
•Adjusted EPS: $2.00 to $2.20
•Operating Cash Flow (OCF): $250 million to $290 million
•Adjusted OCF: $280 million to $320 million

Conference Call Details
The company will host a conference call to discuss its fourth quarter and fiscal 2020 financial results on Monday, February 22, 2021 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). The conference call will be webcast simultaneously through the Investor Relations section of KBR’s website at www.investors.kbr.com. A replay of the webcast will be available shortly after the call on KBR’s website or by telephone at +1.719.457.0820, passcode: 3642827.

About KBR
We deliver science, technology and engineering solutions to governments and companies around the world. KBR employs approximately 29,000 people worldwide with customers in more than 80 countries and operations in 40 countries.

KBR is proud to work with its customers across the globe to provide technology, value-added services, and long-term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

Forward Looking Statements
This press release and related comments by KBR management contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some examples include statements regarding our plans, objectives, goals, strategies, future events, future financial performance and backlog information and other information that is not historical. When used in this press release, the words “estimates,” “expects,” “predicts,” “continues,” “looking ahead,” “well-positioned,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” or future or conditional verbs such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. Such statements are based upon our current expectations and various assumptions, which are made in good faith, and we believe there is a reasonable basis for them. However, because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that are difficult to predict and which could cause actual results to differ materially from the forward-looking statements contained in this press release.
These risks and uncertainties include, but are not limited to:
•U.S. government regulatory changes or changes to funding related to our lines of business that could be less favorable. Because we generate a substantial portion of our revenues from contracts with U.S. government agencies, our operating results could be adversely affected by spending caps or changes in budgetary priorities, as well as by delays in the government budget process, program starts or the award of contracts or task orders under contracts. Changes in spending authorizations and budgetary priorities may occur as a result of the shifts in spending priorities from defense-related and other programs as a result of competing demands for federal funds and the number and intensity of military conflicts and other factors;
•operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions;
•the COVID-19 pandemic has increased the severity and duration of world health events, including volatility in the capital markets, deteriorating financial conditions or bankruptcy, and related economic repercussions resulting from severe disruption in multiple industries, which may negatively impact our clients' ability to meet their payment obligations to us in a timely manner; and
•the level of capital spending and access to capital markets by industrial companies, including significant reductions and potential additional reductions in capital expenditures in response to commodity prices and dramatically reduced demand.

Additional information about potential risk factors that could affect our business and financial results is included in our latest Form 10-K and any subsequent Forms 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements included in this press release, which speak only as of the date hereof. We disclaim any intent or obligation, except as required by law, to revise or update this information to reflect new information or future events or circumstances. We also disclaim any duty to comment on or correct information that may be contained in reports published by investment analysts or others.

For further information, please contact:
Investors
Alison Vasquez
Vice President, Investor Relations
713-753-5082
Investors@kbr.com
Media
Philip Ivy
Vice President, Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues:
Government Solutions	$1,074	$939	$3,934	$3,925
Technology Solutions	71	93	303	374
Energy Solutions	321	420	1,526	1,339
Non-strategic Business	—	—	4	1
Total revenues	1,466	1,452	5,767	5,639
Gross profit (loss):
Government Solutions	113	118	483	430
Technology Solutions	23	35	105	118
Energy Solutions	31	20	86	100
Non-strategic Business	(1)	(2)	(8)	5
Total gross profit	166	171	666	653
Equity in earnings of unconsolidated affiliates:
Government Solutions	4	8	25	29
Energy Solutions	(4)	3	5	19
Non-strategic Business	—	—	—	(13)
Total equity in earnings of unconsolidated affiliates	—	11	30	35
Selling, general and administrative expenses
Government Solutions	(46)	(41)	(158)	(134)
Technology Solutions	(5)	(7)	(23)	(28)
Energy Solutions	(17)	(16)	(65)	(63)
Corporate	(8)	(36)	(89)	(116)
Total selling, general and administrative expense	(76)	(100)	(335)	(341)
Acquisition and integration related costs	(7)	—	(9)	(2)
Goodwill impairment	—	—	(99)	—
Restructuring charges and asset impairments	(38)	—	(214)	—
Gain on disposition of assets	—	6	18	17
Operating income	45	88	57	362
Interest expense	(23)	(23)	(83)	(99)
Other non-operating income (loss)	—	(5)	1	5
Income (loss) before income taxes and NCI	22	60	(25)	268
Provision for income taxes	(2)	(1)	(26)	(59)
Net (loss) income	20	59	(51)	209
Net income attributable to noncontrolling interests	(1)	(1)	(21)	(7)
Net (loss) income attributable to KBR	$19	$58	$(72)	$202
Adjusted EBITDA[1]	$135	$117	$478	$471
Diluted EPS	$0.13	$0.40	$(0.51)	$1.41
Adjusted EPS[1]	$0.51	$0.46	$1.73	$1.69
[1] See additional information at the end of this release regarding non-GAAP financial measures.

KBR, Inc.
Consolidated Balance Sheets
(In millions, except share data)

	December 31,	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$436	$712
Accounts receivable, net of allowance for credit losses of $13 and $14	890	938
Contract assets	186	215
Other current assets	122	146
Total current assets	1,634	2,011
Claims and accounts receivable	30	59
Property, plant, and equipment, net	130	130
Operating lease right-of-use assets	154	175
Goodwill	1,761	1,265
Intangible assets, net of accumulated amortization of $228 and $184	683	495
Equity in and advances to unconsolidated affiliates	881	846
Deferred income taxes	297	236
Other assets	135	143
Total assets	$5,705	$5,360

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$574	$572
Contract liabilities	356	484
Accrued salaries, wages and benefits	283	209
Nonrecourse project debt	5	11
Operating lease liabilities	44	39
Other current liabilities	193	186
Total current liabilities	1,455	1,501
Pension obligations	381	277
Employee compensation and benefits	110	115
Income tax payable	96	92
Deferred income taxes	26	16
Nonrecourse project debt	2	7
Long-term debt	1,584	1,183
Operating lease liabilities	186	192
Other liabilities	256	124
Total liabilities	4,096	3,507
KBR shareholders' equity:
Paid-in capital in excess of par	2,222	2,206
Accumulated other comprehensive loss	(1,083)	(987)
Retained earnings	1,305	1,437
Treasury stock	(864)	(817)
Total KBR shareholders' equity	1,580	1,839
Noncontrolling interests	29	14
Total shareholders' equity	1,609	1,853
Total liabilities and shareholders' equity	$5,705	$5,360

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Year Ended December 31,
	2020	2019

Cash flows from operating activities:
Net (loss) income	$(51)	$209
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	115	104
Equity in earnings of unconsolidated affiliates	(30)	(35)
Deferred income tax benefit	(40)	(14)
Gain on disposition of assets and investments	(18)	(17)
Goodwill impairment	99	—
Asset impairments	98	—
Other	43	34
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for credit losses	136	(16)
Contract assets	31	(31)
Claims receivable	29	39
Accounts payable	(40)	23
Contract liabilities	(134)	19
Accrued salaries, wages and benefits	38	(9)
Payments on operating lease obligation	(61)	(56)
Payments from unconsolidated affiliates, net	15	10
Distributions of earnings from unconsolidated affiliates	38	69
Pension funding	(46)	(45)
Restructuring reserve	89	—
Other assets and liabilities	56	(28)
Total cash flows provided by operating activities	367	256
Cash flows from investing activities:
Purchases of property, plant and equipment	(20)	(20)
Investments in equity method joint ventures	(26)	(146)
Proceeds from disposition of assets and investments	1	9
Acquisition of businesses, net of cash acquired	(832)	—
Other	—	(1)
Total cash flows used in investing activities	(877)	(158)

	Year Ended December 31,
	2020	2019

Cash flows from financing activities:
Borrowings on long-term debt	619	—
Payments on short-term and long-term borrowings	(281)	(70)
Debt issuance costs	(5)	—
Payments of dividends to shareholders	(54)	(46)
Net proceeds from issuance of common stock	4	5
Payments to reacquire common stock	(51)	(4)
Investments from noncontrolling interest	—	1
Distributions to noncontrolling interests	(4)	(14)
Other	(3)	(5)
Total cash flows provided by (used in) financing activities	225	(133)
Effect of exchange rate changes on cash	9	8
Decrease in cash and equivalents	(276)	(27)
Cash and equivalents at beginning of period	712	739
Cash and equivalents at end of period	$436	$712

KBR, Inc.: Backlog Information (a)
(In millions)
(Unaudited)

	December 31,	December 31,
	2020	2019
Government Solutions	$12,526	$10,960
Technology Solutions	704	579
Energy Solutions	1,885	3,097
Total backlog	$15,115	$14,636
Award options	3,899	2,754
Total backlog and options	$19,014	$17,390

(a)Backlog generally represents the dollar amount of revenues we expect to realize in the future as a result of performing work on contracts and our pro-rata share of work to be performed by unconsolidated joint ventures. We generally include total expected revenues in backlog when a contract is awarded under a legally binding agreement. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate due to the release of contracted work in phases by the customer. Additionally, nearly all contracts allow customers to terminate the agreement at any time for convenience. Where contract duration is indefinite and clients can terminate for convenience without having to compensate us for periods beyond the date of termination, projects included in backlog are limited to the estimated amount of expected revenues within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the value of our services on each project in backlog.

We define backlog, as it relates to U.S. government contracts, as our estimate of the remaining future revenue from existing signed contracts over the remaining base contract performance period (including customer approved option periods) for which work scope and price have been agreed with the customer. We define funded backlog as the portion of backlog for which funding currently is appropriated, less the amount of revenue we have previously recognized. We define unfunded backlog as the total backlog less the funded backlog. Our Government Solutions backlog does not include any estimate of future potential delivery orders that might be awarded under our government-wide acquisition contracts, agency-specific indefinite delivery/indefinite quantity contracts, or other multiple-award contract vehicles nor does it include option periods that have not been exercised by the customer.

Within our Government Solutions business segment, we calculate estimated backlog for long-term contracts associated with the U.K. government's privately financed initiatives ("PFIs") based on the aggregate amount that our client would contractually be obligated to pay us over the life of the project. We update our estimates of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary.

We have included in the table above our proportionate share of unconsolidated joint ventures’ estimated revenues. Since these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our proportionate share of backlog for projects related to unconsolidated joint ventures totaled $2.4 billion at December 31, 2020, and $2.6 billion at December 31, 2019. Our backlog included in the table above for projects related to consolidated joint ventures includes 100% of the backlog associated with those joint ventures and totaled $52 million at December 31, 2020, and $78 million at December 31, 2019.

We estimate that as of December 31, 2020, 28% of our backlog will be executed within one year. Of this amount, 87% will be recognized in revenues on our consolidated statement of operations and 13% will be recorded by our unconsolidated joint ventures. As of December 31, 2020, $107 million of our backlog relates to active contracts that are in a loss position.

As of December 31, 2020, 13% of our backlog was attributable to fixed-price contracts, 47% was attributable to PFIs and 40% of our backlog was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the individual components as either fixed-price or cost-reimbursable according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component. As of December 31, 2020, $9.3 billion of our Government Solutions backlog was currently funded by our customers. As of December 31, 2020, we had approximately $3.9 billion of priced option periods for U.S. government contracts that are not included in the backlog amounts presented above.

Non-GAAP Financial Information

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

EBITDA and Adjusted EBITDA

We evaluate performance based on EBITDA and Adjusted EBITDA. EBITDA is defined as Net income attributable to KBR, plus interest expense, net; provision for income taxes; other non-operating expense (income); and depreciation and amortization. Adjusted EBITDA excludes certain amounts included in EBITDA. EBITDA and Adjusted EBITDA for each of the three- and twelve-month periods ended December 31, 2020 and 2019 considered non-GAAP financial measures under SEC rules because EBITDA and Adjusted EBITDA for each such period exclude certain amounts included in the calculation of net income attributable to KBR in accordance with GAAP for such periods. Management believes EBITDA and Adjusted EBITDA afford investors a view of what management considers KBR's core performance for each of the three- and twelve-month periods ended December 31, 2020 and 2019 and also affords investors the ability to make a more informed assessment of such core performance for the comparable periods.

	Three Months Ended December 31,		Year Ended December 31,
Dollars in millions	2020	2019	2020	2019

Net Income (Loss) Attributable to KBR	$19	$58	$(72)	$202
Adjustments
•Interest expense	23	23	83	99
•Provision for income taxes	2	1	26	59
•Other non-operating (loss) income	—	5	(1)	(5)
•Depreciation and amortization	41	28	115	104
Consolidated EBITDA	$85	$115	$151	$459
Adjustments
•Restructuring and impairment charge, net of NCI	38	—	308	—
•Non-cash gain from legal entity rationalization	—	—	(7)	—
•Ichthys commercial dispute costs	3	—	9	—
•Legacy legal fees	2	2	8	10
•Acquisition and integration related costs	7	—	9	2
Adjusted EBITDA	$135	$117	$478	$471

Adjusted EPS

Adjusted earnings per share (Adjusted EPS) for each of the three- and twelve-month periods ended December 31, 2020 and 2019 is considered a non-GAAP financial measure under SEC rules because the Adjusted EPS for each such period excludes certain amounts included in the diluted earnings per share calculated in accordance with GAAP for such periods. The most directly comparable financial measure calculated in accordance with GAAP is diluted EPS for the same periods. Management believes that Adjusted EPS affords investors a view of what management considers KBR's core earnings performance for each of the three- and twelve-month periods ended December 31, 2020 and 2019 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS for each of the three- and twelve-month periods ended December 31, 2020 and 2019 by adjusting diluted EPS for the items included in the table below.

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Diluted earnings per share	$0.13	$0.40	$(0.51)	$1.41
Adjustments
•Restructuring and impairment charge, net of NCI	$0.20	$—	$1.87	$—
•Ichthys interest and commercial dispute costs	$0.03	$0.01	$0.12	$0.07
•Non-cash imputed interest on conversion option	$0.02	$0.02	$0.06	$0.06
•Amortization related to acquisitions	$0.08	$0.02	$0.14	$0.08
•Legacy legal fees	$0.01	$0.01	$0.04	$0.05
•Acquisition and integration	$0.04	$—	$0.05	$0.02
•Non-cash gain from legal entity rationalization	$—	$—	$(0.04)	$—
Adjusted EPS	$0.51	$0.46	$1.73	$1.69

We have calculated the Adjusted EPS for the 2021 guidance by adjusting diluted EPS for the items included in the table below.

	Low	High

Diluted earnings per share guidance:	$1.39	$1.59
Adjustments
•Amortization related to acquisitions	$0.25
•Ichthys interest and commercial dispute costs	$0.17
•Acquisition, integration and restructuring	$0.09
•Non-cash imputed interest and conversion option (1)	$0.06
•Legacy legal fees	$0.04
•Non-cash gain from legal entity rationalization	TBD
Adjusted EPS Guidance	$2.00	$2.20
(1) Conversion option will be calculated and adjusted quarterly based on KBR trading price

Adjusted Cash Flows Provided by Operating Activities

Adjusted operating cash flows for 2020 guidance is considered a non-GAAP financial measure under SEC rules because the Adjusted operating cash flows exclude certain amounts included in the cash flows provided by operating activities calculated in accordance with GAAP. The most directly comparable financial measure calculated in accordance with GAAP is cash flows provided by operating activities. Management believes that Adjusted operating cash flows afford investors a view of what management considers KBR's core operating cash flow performance for 2020 guidance and also afford investors the ability to make a more informed assessment of such core operating cash generation performance.

We have calculated Adjusted operating cash flow for each of the three- and twelve-month periods ended December 31, 2020 and 2019 by adjusting operating cash flow provided by operating activities for the item included in the table below.

	Three Months Ended December 31,		Year Ended December 31,
Dollars in millions	2020	2019	2020	2019

Cash flows provided by operating activities	$122	$57	$367	$256
Adjustments
•Impact of major project advance workoff	17	—	81	—
•Impact of CARES Act temporary tax payment relief	(18)	—	(58)	—
•Impact of accounts receivable monetization related to acquisition (1)	(100)	—	(100)	—
Adjusted operating cash flows	$21	$57	$290	$256
(1) Accounts receivable monetization program entered into as part of our acquisition of Centauri

We have calculated the Adjusted operating cash flows for the 2021 guidance by adjusting cash flows provided by operating activities for the item included in the table below.

Dollars in millions	Low	High

Cash flows provided by operating activities guidance	$250	$290
Adjustments:
•Impact of major project advance workoff	—
•Impact of CARES Act temporary tax payment relief	30
•Impact of accounts receivable monetization related to acquisition (1)	—
Adjusted operating cash flows guidance	$280	$320
(1) Accounts receivable monetization program entered into as part of our acquisition of Centauri